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                                                                   EXHIBIT 12.1
                           CNA FINANCIAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
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YEAR ENDED DECEMBER 31                                                    1993        1992          1991      1990       1989
(In thousands of dollars, except ratios)
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
Income before income tax and cumulative effect of accounting changes... $ 93,445  $(1,374,968)   $555,884   $101,031   $319,442
Add:
 Interest expense .....................................................   36,278       36,698      38,293     19,878      2,845
 Interest element of operating lease rental............................   18,239       17,622      17,625     16,818     14,758
                                                                         -------   ----------     -------    -------    -------
Income before income tax and cumulative effect of
 accounting changes, as adjusted....................................... $147,962  $(1,320,648)   $611,802   $137,727   $337,045
                                                                         =======   ==========     =======    =======    =======
Fixed charges:
 Interest expense ..................................................... $ 36,278  $    36,698    $ 38,293   $ 19,878   $  2,845
 Interest element of operating lease rental............................   18,239       17,622      17,625     16,818     14,758
                                                                         -------   ----------     -------    -------    -------
Fixed charges ......................................................... $ 54,517  $    54,320    $ 55,918   $ 36,696   $ 17,603
                                                                         =======   ==========     =======    =======    =======
Ratio of earnings to fixed charges (1).................................      2.7        (24.3)       10.9        3.8       19.1
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(1) For purposes of computing this ratio, earnings consist of income before income taxes and cumulative effect of accounting changes plus fixed charges of consolidated companies. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.